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                                                                   EXHIBIT 10.11

                  INTERACTIVE ADVERTISING/MARKETING AGREEMENT


                                  WITNESSETH:

That in consideration of the agreements expressed herein, AT&T Corp. ("AT&T") having an office at 295 North Maple Avenue, Basking Ridge, New Jersey 07920 and Modem Media Limited Partnership, organized under the laws of Connecticut ("Agency"), having an office at 228 Saugatuck Avenue, Westport, Connecticut 06880-6425, do hereby agree as follows:

ARTICLE  1 - AGENCY SERVICES

The Agency shall act as AT&T's interactive agency in the planning, preparing, and placing of such advertising/marketing, as may be requested by AT&T. The Agency shall perform other services as AT&T may request, as outlined in Article 30, subject to mutual written agreement of the parties.

Agency shall devote its best efforts on behalf of AT&T to further AT&T's interests and shall reasonably endeavor in every proper way to make AT&T's advertising/marketing and associated efforts, for which the Agency is herein responsible, successful. To accomplish the foregoing, Agency specifically agrees that it services shall include but not be limited to the following:

     A. Providing media planning and buying services to AT&T business units and their agencies, based on in-depth knowledge of interactive media, how it is being used and coming developments.

     B. Tracking audience demographics and usage patterns of interactive media, as well as intermedia usage.

     C. Evaluating interactive media for audience delivery, cost, efficiency.

     D. Developing pricing and viewership methodologies. Negotiating a master contract of volume discounts with on-line services.

     E. Negotiating and purchasing all AT&T advertising in interactive media.

     F. Overseeing customer data collection from on-line services, ensuring it is captured in a uniform and timely way. Devise ways to update and refresh interactive content based on customer data.

     G. Preparing post-buy reports, including an analysis of customers accesses, usage patterns and transactions (e.g., requests for more information).

     H. Providing consulting services to AT&T business units and their agencies on the creation and production of advertising messages for interactive media.

     I. Meeting regularly with AT&T business units and agencies to review marketing strategies and developments in interactive media.

     J. Idea generation - proactive recommendation on how to use interactive media to meet marketing and/or advertising goals, suggestions on how to translate print/broadcast campaigns to interactive media.

     K. Consulting with AT&T product service managers on the development of interactive applications that could have commercial value.

     L. Screen look and feel - e.g., balance of text and graphic elements, use of standard navigational tools and links to other AT&T web sites, correct use of corporate logo.

     M. Security systems - e.g., standards for transferring customer requests across the AT&T firewall from external sites without compromising AT&T data.

     N. Customer response systems - e.g., standard registration, authentication and verification techniques to protect customer data when fulfilling their requests.

     O. Performance monitoring - ensuring that AT&T messages in interactive media meet predetermined standards for quality of reproduction and performance.

     P. Production support - on-going evaluation of top production houses and designers, support in competitive bidding, etc.

     Q. Recommendation on reuse of creative elements across interactive platforms.

     R. Training and development opportunities for AT&T marketing communications managers on interactive media.

     S. Competitive intelligence - monitoring competitor's use of interactive media, providing early warning of new campaigns, evaluating competitive strategies and tracking competitive performance.

The above services shall be performed to the satisfaction of AT&T, shall be performed in accordance with the highest professional standards and shall be in accordance with such requirements or restrictions as may be lawfully imposed by governmental authority. Services not completed to the reasonable satisfaction of AT&T shall be performed at no cost to AT&T.

ARTICLE 2 - APPROVALS BEFORE COMMITMENT

No commitment of any kind shall be made by the Agency on behalf of AT&T unless specifically authorized in writing by AT&T, except as provided in Article 3 (Estimates).

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The Agency shall submit concepts, scripts, print copy and other materials as early as possible to AT&T for internal review and required legal and technical approval.

Agency shall contract with suppliers of media and such contracts shall provide that Agency shall be solely liable for payment of media for time and/or space costs incurred on behalf of AT&T from and after the time at which AT&T shall put Agency in funds for payment thereof, and that all billing shall be sent to the Agency.

ARTICLE 3 - ESTIMATES

The Agency shall furnish to AT&T, in writing and in advance, labor fee and a cost estimate of all expenditures in connection with all services and projects recommended by Agency or requested by AT&T. Prior to undertaking such projects or committing AT&T's funds, Agency shall obtain written authorization from AT&T. Agency shall furnish revisions of these estimates when changes in costs are anticipated in excess of ten percent (10%), plus or minus. Each estimate as approved by AT&T shall be executed by both parties. Approved estimates shall constitute the only authorization for the Agency to take any action, make any commitments or expend any money. In those situations where time or circumstances will not permit specific prior written authorization, commitments not to exceed $50,000 may be made with oral approval, provided such approval shall be confirmed by an approved written estimate no later than ten (10) working days thereafter.

ARTICLE 4 - DISCOUNTS

Agency shall obtain all prompt payment or other similar discounts available to it from media and other suppliers from which it makes purchases in the performance of the services hereunder. When Agency receives a cash discount, rebate, frequency discount, volume discount, promotional consideration, or other similar credit from such media or other suppliers, AT&T shall receive full allowance for each such amount, provided Agency, after timely notification, receives payment from AT&T within the applicable discount period.

ARTICLE 5 - ANNUAL REVIEW

An annual review shall take place during the first quarter (January - March) of each calendar year for the review of the previous year's performance, to be attended by appropriate AT&T management representatives and by Agency management and senior members of the AT&T agency group. The purpose of this review is for AT&T to present its evaluation of Agency performance to Agency and for Agency to present its evaluation of AT&T management to AT&T, for AT&T and Agency to mutually agree on any corrective action that may be needed and for AT&T and Agency to set annual objectives.

ARTICLE 6 - DEFINITIONS

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A.   "Gross Revenue" as used herein shall mean the total amount of compensation, exclusive of pass-through costs, the Agency receives from AT&T for advertising/marketing services performed after reconciliation and any rebates or supplementary fees are paid.

B. "Annual Salary" as used herein shall mean annual base salary (guaranteed payments for partners), excluding bonuses. It does not include employer paid FICA, insurance and medical benefits or payments into retirement plans.

C. "Direct Salaries" as used herein shall mean the salary costs of Agency personnel (including secretarial staff) in Account Management, Creative Services (including print and broadcast production), Systems and Fulfillment, Media Services (including Media Research) and Traffic, Research and Analysis, Teleservices Marketing, Partnership Marketing and Executive time working on the AT&T account which are directly allocable to the account.

     1. The allocable share of salary for an individual who works on the AT&T account is to be computed as follows:

               Total Annual Salary multiplied by the total number of hours worked on the AT&T account divided by the total number of hours worked on any Agency business.

        Total number of hours worked on Agency business means time worked on any client business and on agency administration and other activities. It does not include vacation, holidays or sick time.

     2. At AT&T's option, such option to be obtained by the Agency in writing from AT&T, AT&T may elect to "buy-out" designated individuals. For those individuals bought out by AT&T, AT&T shall be responsible for that person's total annual base salary, excluding bonuses.

D. "Indirect Salaries" as used herein shall mean all salaries allocated to the account other than Direct Salaries as defined herein.

E. "All Other Expenses (AOE)" as used herein shall mean all other allowable expenses allocable to AT&T and shall include:

     1. Other salaries that can be directly allocable to the AT&T account that are not included in direct salaries as defined in Section C above.

     2. Payroll Related Expenses such as employer paid FICA, insurance and medical benefits.

     3. Employer payments into ERISA-approved retirement plans.

     4. Indirect Costs which include indirect salaries, agency overhead costs (e.g., space and facilities, professional fees and general corporate expenses). Donations are not to be included in Indirect Costs.

     For purposes of compensation computation as set forth in Article 7, All Other Expenses are equal to ***(1) X Direct Salaries as defined hereof. For contract programmers, All Other Expenses are equal to ***(1) X Direct Salaries as defined hereof.

F. "Direct Client Service Expenses" as used herein shall include out-of-pocket expenses of Agency employees related to the AT&T account.

G. "Total Costs" as used herein shall equal (1 + ***(1)) x actual Direct Salaries. For contract programmers, Total Costs as used herein shall equal (1 + ***(1)) x actual Direct Salaries.

H. "Profit Before Taxes" as used herein shall mean Gross Revenue minus Total Costs, where Total Costs equals (1 + ***(1)) X Direct Salaries. For contract programmers, Profit Before Taxes as used herein shall mean Gross Revenue minus Total Costs, where Total Costs equals (1 + ***(1)) X Direct Salaries.

ARTICLE 7 - AGENCY COMPENSATION

A.   Agency compensation for the calendar year shall be computed as follows:

     1. During the last quarter of the previous calendar year, AT&T and the Agency shall meet to determine:

        a. The account staffing (including all functions as defined in Article 6, Paragraph C) for the AT&T account for the next calendar year.

        b. The aggregate Direct Salaries, as defined herein, of the agreed upon account staff.

     2. The fee for the calendar year is then (1 + ***(1)) X (1 + ***(1)) X Direct Salaries. For contract programmers, the fee for the calendar year is then (1 + ***(1)) X (1 + ***(1)) X Direct Salaries.

-------------------

(1) Certain information has been deleted from this document where denoted by asterisks, and has been filed separately with the Commission. Modem Media has requested confidential treatment for such omitted information.

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     3. For 1995 the estimated yearly fee by business unit and/or program is as follows:



     CCS                         $  274,980
     BCS                            183,320
     CORP                            91,660
     GBCS                            91,660
     CP                              91,660
     GIS                             45,830
     UCS                             45,830
     NS                              45,830
     WS                              45,830
     CORP                           298,036
     OLYMPICS                     1,239,576
     CCS-LEADERSHIP                 534,700
     CCS-INTERACTIVE STRATEGY       125,000
     CCS-WEBSITE PHASE 1             97,000
     CCS-WEBSITE PHASE 2            319,000
     CCS-AD HOC                      30,000
     CCS-TALKNET                     10,800
     CCS-L&D CITIES RESEARCH          2,500
     CCS-AUDIOTEXT RESEARCH           5,300
     CCS-COLLEGE MARKET              42,000

     For each subsequent year, the yearly fee shall be mutually agreed upon by the parties in writing and attached as an amendment hereto.

B. Agency's Profit Before Taxes (expressed as a percent of Total Costs) as herein defined shall be based on AT&T's evaluation of Agency's performance for the year. The specific criteria for evaluation shall be mutually agreed upon by the parties. However, the yearly Agency evaluation as performed by AT&T shall be at the sole discretion of AT&T Marketing Communications, Marketing and Sales Execution.

     1. At the end of each calendar year, the Agency shall submit to AT&T actual Direct Salaries as defined herein, and a computation of Profit Before Taxes according to the formula:

               Profit = Fee from Section A of this Article -
               (1 + ***(1)) X Direct Salaries. For contract programmers, Profit = fee from Section A of this Article -
               (1 +  ***(1)) X Direct Salaries.

     2. Based on the Agency evaluation as described by AT&T, the Agency shall be allowed:

-------------------

(1) Certain information has been deleted from this document where denoted by asterisks, and has been filed separately with the Commission. Modem Media has requested confidential treatment for such omitted information.

          a. ***(1) profit (expressed as a percent of Total Costs) if Agency evaluation is rated "unacceptable."

          b. ***(1) profit (expressed as a percent of Total Costs) if Agency evaluation is rated "fully meets."

          c. ***(1) profit (expressed as a percent of Total Costs) if Agency evaluation is rated "exceeds."

          d. ***(1) profit (expressed as a percent of Total Costs) if Agency evaluation is rated "far exceeds."

     Agency shall use its best effort to provide actual Direct Salaries, actual All Other Expenses and Profit calculations within sixty (60) days of the end of the calendar year but in no event later than ninety (90) days after the end of the calendar year, so that reconciliation can be made. Agency agrees to keep accurate books of account and records, in accordance with generally accepted accounting principles, concerning all transactions hereunder, including documentation supporting all charges and including out-of-pocket expenses. An independent certified public accounting firm of the Agency's choice and at the Agency's expense shall annually review the Agency's books of account and records and shall certify that the bills to AT&T and actual Direct Salaries and Profit computations are accurate and in accordance with the definitions set forth in this Agreement. Verification of Direct Salaries shall be performed as outlined in Schedule I, attached hereto and made a part hereof. This audit privilege shall include access by the independent auditors to individual payroll and personnel records. Said books of account and records (excluding individual payroll and personnel records) shall be preserved and maintained by Agency and kept available for inspection by AT&T for at least three (3) years from the end of each accounting period.


C. AT&T shall pay the Agency on dates to be mutually agreed upon by the parties.

D. If for any reason Agency anticipates exceptional increases in Direct Salaries during any quarter of the year, a meeting between Agency and AT&T shall be called by the Agency to discuss what action should be taken while still providing AT&T with needed services.

E. If for any reason AT&T expects the advertising/marketing budget to decline or increase significantly above or below the anticipated budget for the year, AT&T will notify Agency of this change as soon as possible.

F. AT&T agrees to reimburse the Agency directly for reasonable Direct Client Service Expenses, including travel and living expenses authorized by AT&T and incurred in connection with this Agreement. Reimbursement for travel and living expenses shall be in accordance with the following guidelines:

-------------------

(1) Certain information has been deleted from this document where denoted by asterisks, and has been filed separately with the Commission. Modem Media has requested confidential treatment for such omitted information.

     1.   Transportation

     a. Airline Tickets - Agency will be reimbursed for air fare that has been purchased at coach fare for domestic travel (business class is allowed for international flights over six (6) hours in duration). Agency employees may not request specific flights/carriers or arrange/alter travel plans to obtain airline promotional benefits. Agency employees traveling under first class status will be responsible for the expense difference incurred. The ticket stub must be presented and relate directly to the AT&T assignment. Reimbursement will not be made for the purchase of travel insurance.

     b. Reasonable taxi, bus, rail or car rental expenses will be reimbursed along with associated receipts from tolls, tips and parking fees will be reimbursed by AT&T. Reimbursement for car rental expenses will be made upon presentation of a car rental agreement/receipt. Car rentals must be contracted at the lowest available rate and in the compact/subcompact category where possible, unless special requirements dictate otherwise, in which cases AT&T prior approval is required. For more than two people, a mid-size rental is acceptable, however, names of the people must be indicated on the car rental receipt.

        AT&T will not reimburse car rental refueling charges.

        Cab fares for "late nights" (after 8PM) are billable.

     c. A mileage allowance, as approved yearly by the IRS, will be reimbursed to Agency employees who use their own personal automobiles for services provided on behalf of AT&T. Allowable mileage is determined by deducting the normal commuting mileage.

        When traveling, use public transportation as a first choice, personal car as a second choice, and car rental as the last choice.

     2. Lodging and Meals - Maximum of $150.00/day hotel allowance for domestic travel, unless special requirements dictate otherwise, in which case AT&T prior approval is required. Lower rates should be used if available. Agency shall only invoice hotel expenses that are directly related to the work performed under this Agreement. Expenses incurred at hotels for AT&T business-related services (fax, typing photocopying) are reimbursable.

        AT&T will reimburse the Agency for meal expenses not exceeding $65.00 per day, per person, which shall include room service and gratuities. Business lunches are billable (only if an AT&T employee is present). Overtime meals are not billable.

     3. Business Calls - Business calls made on AT&T's behalf while staying overnight are billable. Calls must list reason and person called and be on the AT&T Network. Personal calls are not billable.

     4. Personal Expenses - AT&T will not reimburse personal expenses of Agency employees. If expenses of a personal nature (i.e., hotel/ship purchases, alcoholic beverages, telephone and long distance charges, in-room movies, sundry items, etc.) are charged against the room, the amount will be deducted from the invoice presented to AT&T. For trips which extend beyond five (5) days, reasonable valet and laundry charges will be reimbursed. AT&T will reimburse reasonable gratuities.

     5. Magazines/Newspapers/Books are not billable unless specifically requested, in writing, by AT&T.

     6. Services provided by Agency employees - For services requested by AT&T, the Agency shall provide, as a maximum, the following number of people:

                                    Maximum Number of People
                                    ------------------------
          a.  Location Shoots                           3
          b.  Press Runs                                1
          c.  Strategy Meetings                         *
          d.  Review Meetings                           *
          e.  Research Meetings (Focus Groups)          *

          * Agency shall obtain prior approval from AT&T regarding the number of people to attend.

     The Agency shall submit copies of all hotel bills and other reimbursable expenses along with the associated charges receipt(s). Expenses shall be billed at cost and invoices for all reimbursable expenses shall list the date(s), company, person(s) visited and business purpose for the expense.

ARTICLE 8 - DURATION

The term of this Agreement shall begin on May 1, 1995 and shall continue until terminated by either party for their convenience by giving ninety (90) days written notice or as otherwise provided herein.

After expiration of the period of notice, no rights or liabilities shall arise out of this relationship, regardless of any plans which may have been made for future advertising promotions, except that: (1) if AT&T terminates, any non-cancelable contracts made on AT&T's authorization (or any uncompleted work previously approved by AT&T either specifically or as part of a plan, and still existing at the expiration of the period of notice), which contracts were not or could not be assigned by the Agency to AT&T or AT&T's assignee, shall be carried to completion by the Agency and paid for by AT&T; and (2) if Agency terminates, it shall be similarly responsible for any non-cancelable contracts unless AT&T chooses to assume such contracts. Upon termination of this Agreement, the Agency shall transfer, assign, and make available to AT&T, all property and materials in the Agency's possession or control belonging to and paid for by AT&T, and all information regarding AT&T's advertising. The Agency also agrees to give all reasonable cooperation towards transferring, with the approval of third parties in interest, all assignable reservations, contracts and agreements with advertising media, or others, for advertising space, broadcast time or materials yet to be used and all rights and claims thereto and therein, upon being duly released from the obligation thereof. Upon termination, unused advertising/promotional plans and ideas prepared by the Agency for AT&T prior to the date of termination shall remain AT&T's property.

Except as otherwise specifically set forth, all the rights and liabilities of the parties arising out of this Agreement shall cease on the date of termination.

ARTICLE 9 - BILLING AND PAYMENT

A. Agency's bills for space in publications, outdoor and carcard advertising, and radio and TV time and talent shall be rendered to AT&T in sufficient time to afford AT&T a reasonable opportunity to remit funds to enable Agency to pay charges incurred for AT&T's account on their due dates, and AT&T agrees to pay such bills within the time herein specified for payment. Agency's bills for other items will be rendered to AT&T from time to time; unless otherwise specified, such bills will be due and payable within thirty (30) days from date thereof. Agency shall submit all media and other invoices in time for AT&T to obtain customary cash discounts. All bills submitted to AT&T by Agency shall be net of all commissions and/or markups.

     All non-media billing charges shall be in accordance with Schedule II, attached hereto and made a part hereof. In no event shall AT&T be liable for media or non-media bills unless the Agency submits such bills to AT&T within three (3) months from the date in which costs were incurred.

B. Receipt or acceptance by AT&T of any statement or invoice furnished pursuant hereto or any sums paid by AT&T hereunder shall not preclude AT&T from questioning the correctness thereof within two (2) years of the year in question, and if any inconsistencies or mistakes are discovered in such statements or payments, they shall be immediately rectified and prompt adjustments and corresponding payments shall be made to compensate thereof.

C. AT&T agrees to pay any "short rates" with which AT&T is justly charged by the media placed on AT&T's behalf by Agency for any premature termination of a contract that is caused by AT&T. Agency shall pay any "short rates" with which AT&T is charged by media for any premature termination of a contract that is caused by Agency.

The Agency shall submit invoices for all work performed under this Agreement. Invoices against this Agreement shall indicate the work performed for which billing is rendered, shall be in accordance with approved estimates and shall be submitted in duplicate.

ARTICLE 10 - NOTICES

Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Agency or AT&T shall be in writing and shall be given or made by telegram, telex, confirmed facsimile or by certified or registered mail.

Such notice or demand shall be deemed to have been given or made when sent by telegram, telex, or facsimile or when deposited, postage prepaid in the U.S. mail.

ARTICLE 11 - TITLE

A. All creative work and work products, including, but not limited to, advertising and/or marketing plans, media plans, ideas, and advertising materials developed by the Agency, or on Agency's behalf, for AT&T in connection with this Agreement, and any and all copyrights therein are hereby assigned and agreed to be assigned by Agency to AT&T and shall be and will remain the exclusive property of AT&T, which may use any of such as it deems appropriate. Such creative work and work products shall include software unless the parties provide otherwise in fully executed Estimates as set forth in Article 3. All such work and work products shall be considered "works made for hire" to the extent allowed by law. Agency shall acquire for AT&T from Agency subcontractors or others all such assignments, rights and covenants, and will furnish AT&T with all such documentation, as, any of them, are needed in AT&T's reasonable opinion to assure vesting in it of title to, and unrestricted ownership rights in, such work, work products and copyrights, and to perfect the enforceability of such copyrights.

     Should the Agency desire to use material developed for AT&T for another client or for other business reasons it may request AT&T's permission to do so. Granting of any such permission shall be at AT&T's sole discretion.

B. If Agency furnishes AT&T with materials previously copyrighted by Agency and not originally prepared hereunder, Agency hereby grants and agrees to grant to AT&T unrestricted, royalty-free licenses for all purposes under any and all copyrights in such materials, with the unrestricted right to grant such sublicenses under those licenses as AT&T may see fit, to the extent that such materials are used in conjunction with any of the work and work products referred to in Paragraph A of this Article.

C. If AT&T has consented to the inclusion of materials owned or copyrighted by others, or in which other rights may be claimed by others (and there shall be no such inclusion without AT&T's prior consent), then the Agency shall notify AT&T of the scope of the rights and permissions the Agency intends to obtain with respect to such materials and shall modify the scope of same as requested by AT&T. Agency shall be responsible for clearing all rights in such materials including without limitation, rights to film clips, narration, music, text, illustrations, software and all other elements. Agency shall provide AT&T with copies of forms for obtaining all applicable rights and permissions and such forms shall be subject to AT&T's written approval.

D. Agency warrants the originality of the work prepared for AT&T hereunder (except if such work is in the public domain) and its disclosure to AT&T exclusively and that, except as provided in Paragraphs B and C above, no portion of the material prepared for AT&T under this Agreement is derived from copyrighted material.

E. Agency undertakes that no part of the creative work or work products developed for AT&T in connection with this Agreement, whether or not copyrightable, shall be disclosed to any persons or used by the Agency to produce creative materials for any persons other than AT&T without the express written permission of AT&T.

F. Agency shall retain all materials for three years or for such longer period as is necessary for purposes of carrying out Agency's obligations hereunder after which time they will be returned to AT&T, placed in public storage at AT&T's expense, or destroyed as requested by AT&T. Agency shall safeguard and be responsible for all materials entrusted to it by or on behalf of AT&T and shall return such materials to AT&T upon request of AT&T, and, in any event, as soon as practicable upon termination of this Agreement. Agency shall provide copies of materials requested by AT&T to the extent necessary for AT&T to litigate or negotiate claims or to handle proceedings before regulatory agencies.

ARTICLE 12 - USE OF INFORMATION

Any materials and/or information furnished or disclosed by AT&T or developed by the Agency hereunder is the property of and shall be deemed confidential to AT&T and shall be surrendered to AT&T at the conclusion of this Agreement, or shall be destroyed if AT&T shall so direct in writing. Unless such information or materials were previously known to the Agency free of any obligation to keep it confidential, or is subsequently made public by AT&T or by a third party having a legal right to make such disclosure, it shall be held in confidence by the Agency, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing.

ARTICLE 13 - EXCLUSIVITY AND RESERVATION OF RIGHTS

A. For the duration of this Agreement, including the period of notice prior to its effectiveness of termination, Agency and any of its constituent companies anywhere in the world shall not undertake any work for any of the following companies: Ameritech, Bell Atlantic, Bell South, British Telecom, IBM, MCI, NYNEX, Pacific Telesis, Southwestern Bell, Sprint or US West.

B. Further, Agency and any of its constituent companies shall not work for other companies that compete with any AT&T unit unless Agency receives written approval, which approval shall not be unreasonably delayed, from AT&T and the following three (3) conditions are met:

     1. The non-AT&T business is not competitive with the AT&T account handled by the Agency.

     2. A "virtual wall" is erected so that none of the people working on AT&T's business share any information with people working on the competitive account.

     3. The Agency understand that if the competitive company shifts its focus and strategy to become a strategic competitor, the Agency must then choose to work only for AT&T or the competitor.

ARTICLE 14 - AGENCY'S INFORMATION

No specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral or otherwise, furnished by Agency to AT&T under this Agreement, or in contemplation of this Agreement, shall be considered by Agency to be confidential or proprietary unless subject matter so furnished is owned by AT&T as defined and provided under the Article 11 (Title) or Article 12 (Use of Information), contained herein.

ARTICLE 15 - INDEMNIFICATION/INFRINGEMENT

The Agency agrees to indemnify and save harmless AT&T, its subsidiaries, affiliates and its customers and their officers, directors, employees successors and assigns (collectively referred to as "AT&T") from and against the following claims, losses, suits, demands, or liens:

A. Any tortious act, omission, or statement of the Agency or any person employed by or under contract with the Agency that results in injury (including death), loss or damage to any person or property, including libel, slander, and defamation;

B. Injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of the work or services performed by Agency or persons furnished by Agency, except to the extent such injury or damages are caused by AT&T's sole negligence or willful misconduct;

C. Any failure on the part of the Agency to satisfy all claims for labor, equipment, materials and other obligations relating to the performance of the work hereunder;

D. Piracy, unfair competition, plagiarism, idea misappropriation under implied contract;

E. Assertions under Worker's Compensation or similar acts made by persons furnished by Agency or by any subcontractor, or by reason of any injuries to such persons for which AT&T would be responsible under Worker's Compensation or similar acts if the persons were employed by AT&T;

F. Any failure by the Agency to perform Agency's obligations under this clause or, Article 16 (Insurance); and

G. Any act of infringement of any patent, trademark, or copyright; any title, slogan, or other trademark; or any unauthorized use of trade secret or other proprietary interest, except where such infringement or unauthorized use arises solely from Agency's adherence to AT&T's written instructions which are so specific as to directly cause said infringement or unauthorized use, in which case AT&T shall so indemnify Agency; provided however, if such instructions specify (1) commercial material which is available on the open market or is the same as such material or (2) material of Agency's origin, design or selection, and the adherence to such instructions results in the infringement or unauthorized use, then Agency shall indemnify AT&T for any such infringement or unauthorized use.

However, the indemnification in (A) shall not apply to claims for loss or damage to property arising solely from Agency's reasonable reliance upon the accuracy, completeness and propriety of information furnished by AT&T concerning its organization, products, industry and services in developing or producing work or work products under this Agreement, unless such claims arise out of or are related to Agency's failure to obtain clearance rights or permissions as required under this Agreement.

Each party shall defend or settle, at its own expense, any action or suit against the other for which it is responsible hereunder and shall reimburse the other for reasonable attorneys' fees, interest, costs of suit and all other expenses incurred by the other in connection therewith. Each party shall notify the other promptly of any claim for which the other is responsible hereunder and shall cooperate with the other in every reasonable way to facilitate the defense of any such claim.

ARTICLE 16 - INSURANCE

Agency shall maintain during the term of this Agreement (1) Worker's Compensation insurance as prescribed by the law of the state or nation in which the work is performed; (2) employer's liability insurance with limits of at least $300,000 for each occurrence; (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence; (4) Comprehensive General Liability ("CGL") insurance; including Advertiser's Liability and Blanket Contractual Liability and Broad Form Property damage, with limits of at least $5,000,000 combined single limit for personal injury and property damage for each occurrence. All CGL insurance shall designate AT&T as an additional insured for work Agency performs for AT&T. Agency shall cause its subcontractors to maintain insurance similar in form and amount as AT&T shall approve, which approval shall not be reasonably withheld. All such insurance must be primary and required to respond and pay prior to any other available coverage.

Agency agrees that Agency, Agency's insurer(s) and anyone claiming by, through, under or in Agency's behalf shall have no claim, right of action or right of subrogation against AT&T and its customers based on any loss or liability insured against under the foregoing insurance. Agency shall furnish prior to the start of work certificates or adequate proof of the foregoing insurance. AT&T shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

ARTICLE 17 - RELATIONSHIP

The Agency shall exercise full control and direction over the employees of the Agency performing the work covered by this Agreement. Any changes in personnel performing services for AT&T that may be reasonably requested by AT&T through its authorized representative shall be made promptly.

Neither the Agency nor its employees or agents shall be deemed to be AT&T's employees or agents, it being fully understood that Agency employees are entitled to no benefits or compensation from AT&T. It is understood that the Agency is an independent contractor for all purposes and at all times. The Agency is wholly responsible for withholding and payment of all applicable federal, state and local income and other payroll taxes with respect to its employees, including contributions from them as required by law. Agency agrees to indemnify, defend and hold AT&T harmless from any claims made by Agency employees or former Agency employees, their heirs or assigns, against AT&T for direct compensation, including salaries and bonuses, or for any benefits such as medical, dental, life insurance or pension benefits.

ARTICLE 18 - SUBCONTRACTS

The Agency shall be responsible for informing subcontractors of their responsibility to protect any confidential and proprietary information included in any work subcontracted hereunder, and Agency shall undertake all necessary precautions to insure that each subcontractor is in compliance with this Article. This Agreement is not intended to create any legal rights or interests as to persons not directly a party hereto. In accordance with this understanding, Agency shall remain fully, directly and solely responsible for all expenses it incurs of any nature whatsoever and shall indemnify, defend and hold AT&T harmless from any and all claims made against AT&T by persons not a party to this Agreement for non-payment of such expenses (except those incurred as an authorized and disclosed advertising agent for AT&T in connection with approved work or services performed or purchases made hereunder).

If Agency elects to subcontract out any work, then the Agency shall request competitive quotations from a minimum of three vendors when the subcontracted work is estimated to exceed $20,000. The quotation process shall be administered by the Agency and contracts awarded by the Agency, but only with the prior concurrence of AT&T. Copies of the quotations shall be submitted to AT&T for review and approval prior to the award of a contract. In the event a selected vendor cannot perform, the Agency shall select another vendor upon notification to and approval by AT&T. The Agency shall not fragment any subcontracted work to avoid the obligation to obtain quotations.

ARTICLE 19 - USE OF AT&T'S NAME, LOGO, AND MARKS

All use of AT&T's name, logo and marks shall be in strict conformance with any written Corporate or other guidelines provided by AT&T and shall be approved in advance by AT&T.

ARTICLE 20 - AUDIT

Agency shall maintain accurate and complete records including a physical inventory, if applicable, of all costs incurred under this Agreement in performing the services covered by this Agreement, including the costs of labor (other than individual salaries of agency employees), equipment, materials, and other disbursements. These records shall be maintained in accordance with recognized commercial accounting practices so they may be readily audited and shall be held until costs have been finally determined under this Agreement and payment or final adjustment of payment, as the case may be, has been made. Agency shall permit AT&T or AT&T's representative to examine and audit these records at all reasonable times. Audits shall be made not later than three (3) calendar years after (a) completion of services rendered or (b) three (3) calendar years after expiration date of this Agreement, whichever comes later.

ARTICLE 21 - ASSIGNMENT

The Agency shall not assign any right under this Agreement (excepting monies due or to become due), subcontract any work or delegate any other obligations to be performed or owed under this Agreement without the prior written consent of AT&T. Any attempted assignment or delegation in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extent that (1) Agency shall not have given AT&T at least thirty (30) days prior written notice of such assignment or (2) such assignment attempts to impose upon AT&T obligations to the assignee additional to the payment of such monies, or to preclude AT&T from dealing solely and directly with Agency in all matters pertaining to this Agreement including the negotiation of amendments or settlements of charges due. All work performed by Agency's subcontractor(s) at any time shall be deemed work performed by the Agency.

ARTICLE 22 - TAXES

AT&T shall reimburse Agency only for the following tax payments with respect to transactions under this Agreement unless an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by AT&T shall be billed as separate items on Agency's invoices and shall not be included in Agency's prices. AT&T shall have the right to have Agency contest any such taxes that AT&T reasonably deems improperly levied, at AT&T's expense and subject to its direction and control.

ARTICLE 23 - COMPLIANCE WITH LAWS

Agency and all persons furnished by Agency shall comply at their own expense with all applicable federal, state and local laws, ordinances, regulations and codes, including identification and procurement of required permits, certificates, licenses, insurance approvals and inspections, in performance under this Agreement. Agency agrees to indemnify AT&T and its customers for any loss or damage that may be sustained by reason of any failure to do so.

ARTICLE 24 - PUBLICITY, ADVERTISING

The Agency agrees not to advertise, promote, make use of any identification of AT&T or publicize matters relating to the services performed under this Agreement or to mention or imply any relationship or connection with AT&T in such advertising, promotion or publicity without the prior written consent of AT&T. The term "identification" includes any trade name, trademark, service mark, insignia, symbol, or any simulation thereof, and any code, drawing, specification, or evidence of AT&T's inspection. This article does not modify
Article 12 (Use of Information).

ARTICLE 25 - WAIVER

The failure of either party at any time to enforce any right or remedy available to it under this Agreement with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

ARTICLE 26 - SEVERABILITY

In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the laws of any state, or of the United States of America, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

ARTICLE 27 - SURVIVAL OF OBLIGATION

The obligations of the parties under this Agreement that by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including by way of illustration only and not limitation, those in the clauses in Article 23 (Compliance With Laws), Article 16 (Insurance), Article 15 (Indemnification/Infringement), Article 12 (Use of Information), shall survive termination, cancellation or expiration of this Agreement.

ARTICLE 28 - CHOICE OF LAW

The construction, interpretation and performance of this Agreement shall be governed by the laws of the state of New Jersey, excluding its choice of law rules.

ARTICLE 29 - RELEASES VOID

Neither party shall require (1) waivers or releases of any personal rights or
(2) execution of documents, which conflict with the terms of this Agreement from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

ARTICLE 30 - SPECIAL SERVICES

At the request of AT&T, Agency may be asked to perform the following special marketing communications services:

A.   Create and produce sales promotion and collateral material.

B. Develop new product or service concepts and test marketing of new products and services.

C.   Conduct special advertising or market research.

D.   Provide publicity and public relations services.

E. Provide specialized advertising services such as classified and recruitment advertising.

F. Create, produce, obtain and update material to be placed on various AT&T Internet and World Wide Web pages.

G.   Manage print media contracts and maintain total AT&T print data base.

H.   Negotiate services for print media.

I. Negotiate services for media appearing outside the United States (international).

J. Design services including packaging, trademarks and corporate identity programs.

K. Stage and conduct sales, marketing positioning, sporting or other events and meetings.

L.   Design and prepare exhibits for trade shows or other venues.

M.   Prepare visual presentation materials.

N. Produce television and/or radio programming other than commercials, or print materials which are not advertising.

For any special services requested by AT&T and performed by Agency, compensation will be mutually agreed upon in writing prior to the start of work.

ARTICLE 31 - NONEXCLUSIVE RIGHTS

It is expressly understood and agreed that this Agreement does not grant to the Agency an exclusive right or privilege to provide any and all of the services described in this Agreement which AT&T may require. It is, therefore, understood that AT&T may contract with other agencies for the procurement of the same or comparable services.

ARTICLE 32 - IMPLEADER

Agency shall not implead or bring an action against AT&T or AT&T's customers or the employees of either based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by AT&T and its customers and that arise out of material or services furnished under this Agreement.

ARTICLE 33 - CHANGES IN, TERMINATION, OR SUSPENSION OF PARTICULAR WORK

AT&T may, at any time, by written notice, advise the Agency of AT&T's intent to make changes in, additions to, or deductions from, the work on any specific program under an approved estimate. If such intended changes cause an increase or decrease in the amount or character of the services to be rendered under this Agreement, or in the time required for its performance, the Agency shall promptly so advise AT&T, specifying the impact of such change on the approved estimates. Thereafter, if AT&T elects to make such change, an equitable adjustment to all appropriate terms and conditions, including the amount to be paid to the Agency and the time for performance shall be made and this Agreement shall be modified accordingly in writing. Notwithstanding anything contained in this Article 33 to the contrary no change shall have the effect of reducing the required ninety (90) days notice of termination.

ARTICLE 34 - ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Agency and AT&T relating to the subject matter hereof and shall not be modified or rescinded in any manner except by a writing executed by both parties. Other than as expressly provided herein, both the Agency and AT&T agree that no prior or contemporaneous oral representations form a part of their agreement. Additional or different terms inserted in this Agreement by Agency, or deletions thereto, whether by alterations, addenda, or otherwise, shall be of no force and effect, unless expressly consented to by AT&T in writing. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements and understandings of the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Agency and AT&T have executed this Agreement in duplicate on the day and year below written.


MODEM MEDIA LIMITED PARTNERSHIP                      AT&T CORP.
------------------------------------   -------------------------------------



By: /s/ Robert C. Allen                By: /s/ Richard J. Martin
   ---------------------------------      ----------------------------------
          (Signature)                            (Signature)

   Robert C. Allen, Managing Partner      Richard J. Martin, Vice President
   ---------------------------------      ----------------------------------
   (Name & Title Typed or Printed)        (Name & Title Typed or Printed)

       December 1, 1995                           October 7, 1995
   ---------------------------------      ----------------------------------
             (Date)                                     (Date)

                                   SCHEDULE I
                                   ----------

            DIRECT SALARIES & ALL OTHER EXPENSES AUDIT INSTRUCTIONS


A.   General
     -------

     1. Obtain the current agency agreement between the Agency and AT&T.
     2.   Obtain the AT&T agency fee computation.

B.   Direct Salaries
     ---------------

     1. Obtain report, for all employees in the four functions as defined herein in Article 6, Paragraph C, working on the AT&T account, which lists by employee and job, all hours worked during the year.

          a. Select, on a random basis or as directed by AT&T, ten percent (10%) of the employees who have charged time on the AT&T account during the year (minimum selection of 10 people). This selection would include the employees specified by AT&T, if applicable. Note that at least seventy-five percent (75%) of the employees selected must have spent at least fifty percent (50%) of their time on the AT&T account. (See Step B.1.b. below ______).

          b. If more than twenty-five percent (25%) of employees selected in Step B.1.a. above have spent less than fifty percent (50%) of their time on AT&T, on a judgmental basis, discard selected employees who charged less than fifty percent (50%) of their time to AT&T and replace with a new selection, until seventy-five percent (75%) of the employees selected charged fifty percent (50%) or more of their time to the AT&T account.

          c. For time sheets representing a period of one (1) month of four (4) weeks selected on a judgmental basis, trace hours (AT&T, non-AT&T, and non-chargeable) to properly approved time sheets.

          d. Ensure that "total working time" does not include vacation, holidays and sick time.

          e. Divide the time charged to each AT&T job by the "total working time" to arrive at a "total AT&T time percentage" by job.

     2. Obtain report of annual base salary (including regular time overtime, but excluding bonus payments) for the employees selected in B.1.a. above.

          a. Agree the information contained in the annual base salary report to the year-end payroll register, personnel file and vouch two (2) month's salary payments selected on a judgmental basis.

          b. If raises in salary were awarded during the year, under the contract, the base salary shall be calculated to be the weighted average of the various base salaries paid during the year. In these instances, test the calculation of the weighted average salary.

          c. Ensure that no FICA, insurance, medical benefits or retirement plan payments are included in the calculation of direct salary costs. Note that bonus payments are not included as part of the direct salary costs.

     3.   Obtain report of AT&T direct salary costs by employee.

          a. Using the annual base salary per Step B.2. above and total AT&T time percentage per Step B.1.e. above, recalculate the AT&T direct salary and trace to the AT&T direct salary report.

          b. Ensure the mathematical accuracy of the direct salary report.

     4. Trace the applicable information obtained in Steps B.1. through B.3. above, to the profit calculation in Step D. below.

C.   Overall Salary Testing
     ----------------------

     Obtain report of annual base salary (including regular time, overtime but excluding bonus payments) for all employees who charted time to the AT&T account. Agree the information contained in this report to the year-end payroll register.

D.   Profit Calculation
     ------------------

     Recalculate the agency fee computation, obtained in Step A.2. above, as defined in Article 7 of the Agreement.

E.   Compliance Procedures
     ---------------------

     1. If any errors were noted in Step B above, ensure the profit calculation is corrected by the Agency prior to submission of the final fee calculation to AT&T. If not corrected, include a summary of all errors as an Exhibit to the report.

     2. If the number of errors noted in Step B above exceeded ten (10), make another selection as outline in Step B.1. above, repeat Step B above and note in the report to AT&T. If errors exceeded ten (10) in this secondary selection and the effect of the errors equals or exceeds one percent (1%) of the fee to AT&T, notify Agency and AT&T that audit cannot be completed.

F.   All Other Expenses
     ------------------

     Use the definition of All Other Expenses (AOE) as defined in Article 6, Paragraph E to determine and report the actual AOE for the year being audited.

G.   Representation Letter
     ---------------------

     1. Obtain letter signed by the appropriate Agency representative which confirms management's responsibility for the fair presentation and calculation of the charges to AT&T, that management is not aware of any irregularities involving management or employees who have significant roles in the system of internal accounting control or any other irregularities involving other employees that could have a material effect on the charges to AT&T or any violations or possible violations of laws or regulations whose effects should be considered for disclosure or for recording a loss contingency, that there have been no communications from AT&T concerning noncompliance with or deficiencies in financial reporting practices that could have a material effect on the charges to AT&T and that no matters or occurrences have come to management's attention up to the date of the letter which would materially affect the charges to AT&T for the year the audit covers.

     2. Clear draft of report with Agency prior to submission to AT&T, including applicable items noted in Step D above.

                                  SCHEDULE II
                                  -----------

                           NON-MEDIA BILLING SCHEDULE

Net out-of-pocket ("Net O-O-P") as used in this Schedule II shall mean the amount of money the Agency pays to outside suppliers on behalf of AT&T based on an authorized estimate.

A.   Charges for Publication Advertising and Outdoor Advertising
     -----------------------------------------------------------
     1. Preparation of rough layouts and copy  No Charge

     2. Production of comprehensive layouts:
        -    purchased from outside suppliers               Net O-O-P
        -    produced by Agency personnel                   Quoted in advance
     3. Type composition, printing, engraving, electrotypes, finished art, photographs, photostats and other reproduction mats, stereotypes, quantity proofs:

        -    purchased from outside suppliers               Net O-O-P
        -    produced by Agency personnel                   Quoted in advance

     4. Endorsement fees, testimonials, etc.                Net O-O-P

     5. Fashion Coordination performed by:

        -    studio and/or stylist                          Net O-O-P
        -    Agency personnel (Competitive Fee Schedule)    Net O-O-P

     6. Travel expenses of Agency personnel to              Net O-O-P
        supervise production, obtain testimonials and otherwise directly attributable to specific publication and outdoor advertising

     7. Supervision and checking                            No Charge

     8. Talent for use in test and/or finished              Net O-O-P
        advertising

     9. Production of test advertisements                   Net O-O-P

     10. Research and licensing costs for stock             Net O-O-P
         photography

     11. Location scouting                                  Net O-O-P

     12. All other elements required to produce
         publications and outdoor advertising
         not referred to above                              Net O-O-P

B.   Charges for Broadcast Advertising
     ---------------------------------

     1.  Preparation of copy and rough storyboards          No Charge
         by Agency for the Agency's presentation
         of creative executions

     2.  Regular storyboards and reproduction
         copies of all regular storyboards and
         animatics:

         -    purchased from outside suppliers              Net O-O-P
         -    produced by Agency                            Quoted in advance

     3.  Talent for use in programs and                     Net O-O-P
         commercials when separately contracted
         for the Agency

     4.  Packaged shows and films                           Net O-O-P

     5.  Programs and scripts by outside specialty
         writers or producers                               Net O-O-P

     6.  Music rights, jingles, prize money,
         dramatic literary or musical adaptations
         or arrangements                                    Net O-O-P

     7.  Previewing, auditioning, selecting,                No Charge
         negotiating and contracting of programs
         and talent

     8.  Producer's charges for filming, taping
         or recording commercials                           Net O-O-P

     9.  Film production charges, studio and
         equipment rentals, scenery, props and
         costumes and locating scouting                     Net O-O-P

     10. Fashion Coordination/hair and makeup:

         -    by Agency personnel                           No Charge
         -    by studio and/or stylist                      Net O-O-P

     11. Release prints and duplicate tapes for
         distribution                                       Net O-O-P

     12. Distribution of release prints and
         duplicate tapes                                    Net O-O-P

     13. Motion picture, slide and slidefilm
         processing                                         Net O-O-P

     14. Checking, including air checks                     No Charge

     15. Endorsement fees, testimonials, etc.               Net O-O-P

     16. Travel expenses of Agency personnel to             Net O-O-P
         supervise production or expenses otherwise directly attributable to specific commercial production

     17. Music production associated with creative
         presentation, demos and test ads                   Net O-O-P

     18. Talent, including voice over, associated           Net O-O-P
         with creative presentations, demos and test ads

     19. Closed captioning expenses                         Net O-O-P

     20. All production costs for rough or test             Net O-O-P
         productions

     21. All other elements required to televise or broadcast television or radio commercials and not referred to above:

         -    purchased from outside suppliers              Net O-O-P
         -    produced by Agency                            No Charge

C.   Postage, Express and Freight, and Sales Taxes
     ---------------------------------------------

     1. Incidental to normal business routine               No Charge
        between Agency and client home office

     2. Shipment of advertising materials to                Net O-O-P
        suppliers, media, etc.

     3. Sales Taxes                                         Net O-O-P

D.   Telephone, Teletype, Telegraph and Facsimile
     --------------------------------------------
     1. Incidental to normal business routine               No Charge
        between Agency and client home office

     2. Attributable to unusual service or to the           Net O-O-P
        production of specific advertising
        projects

E.   Research
     --------

     1. All research conducted by Agency unless             No Charge
        authorized by client

     2. All media research normally provided by             No Charge
        agencies

     3. Test materials                                      Net O-O-P

     4. Travel for Agency personnel to supervise,           Net O-O-P
        participate in and observe the research

F.   Free-Lance Creative/Technical Talent                   Net O-O-P
     ---------------------------------------